Exhibit 99.2

Contact:	Larry Wexler	Murray A. Louis, V.P.

Voice:	610.676.1440	610.676.1932

E-Mail:	lwexler@seic.com	mlouis@seic.com

Pages:	1

For Immediate Release

SEI Investments Announces Increase in

Stock Repurchase Program

Oaks, PA – October 23, 2007 – SEI Investments Company (NASDAQ:SEIC) announced today that its Board of Directors has approved an increase in its stock repurchase program by an additional $100 million.

Since the beginning of calendar year 2007, the Company repurchased approximately 6,455,400 shares at a cost of $183.9 million.

About SEI

SEI (NASDAQ:SEIC) is a leading global provider of outsourced asset management, investment processing and investment operations solutions. The company’s innovative solutions help corporations, financial institutions, financial advisors, and affluent families create and manage wealth. As of June 30, 2007, through its subsidiaries and partnerships in which the company has a significant interest, SEI administers $407 billion in mutual fund and pooled assets and manages $199 billion in assets. SEI serves clients, conducts or is registered to conduct business and/or operations, from more than 20 offices in over a dozen countries. For more information, visit www.seic.com.